Exhibit 99.1

UniTek Global Services Reports Preliminary First Quarter 2014 Financial Results

Company to File Form 12b-25 with Securities and Exchange Commission

Expects to File First Quarter Form 10-Q on or before May 19, 2014

BLUE BELL, Pa., May 13, 2014 (GLOBE NEWSWIRE) — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq:UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, transportation, public safety and satellite television industries, today announced preliminary financial results for the first quarter of 2014.

The Company also announced that it will file a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission with regard to its Quarterly Report on Form 10-Q for the first quarter, which ended March 29, 2014. The filing delay is to allow the Company additional time to complete an impairment analysis of its broadband cable reporting unit.

The Company expects to file within the five-day period permitted under the rule.

“We are finishing the work necessary to file our first quarter Form 10-Q, and expect to do that by May 19th,” said Rocky Romanella, Chief Executive Officer. “In the meantime, we believe that, other than to complete the final remaining elements of the impairment analysis, we have substantially finalized our financial results for the quarter, and thus we believe it’s important that we provide preliminary results at this time.”

“Our current Fulfillment and Wireless results for the quarter were strongly impacted by the effects of harsh winter weather conditions in the Midwest and Northeast where we have significant operations, however, we continue to believe our focus on safety and our strategy of diversifying our customer base while focusing on higher margin business will serve as the cornerstone of the Company’s future. We have made strides in our safety initiatives and we remain committed to the continued development of the Company into an organization that delivers consistent, high-value and quality service to our customers, with a long-term growth trajectory.”

Preliminary First Quarter 2014 Financial Results

The Company provided preliminary results for the quarter ended March 29, 2014, which results reflect the Company’s expectation that the non-cash goodwill impairment charge will be approximately $10.1 million.

Total consolidated revenues for the first quarter of 2014 were $88.6 million, compared with $113.8 million for the first quarter of 2013, a decrease of 22.2%.

Revenues for the Fulfillment segment in the first quarter of 2014 were $63.2 million, a decrease of 15.0% compared with $74.4 million for the same period in 2013. The decrease in Fulfillment segment revenues was primarily attributable to declines in both cable and satellite home installations attributable mainly to weather disruptions in the markets the Company serves, as well as exiting certain low or negative margin cable markets.

For the Engineering and Construction segment, revenues for the first quarter 2014 were $25.4 million, a decrease of 35.6% compared with $39.4 million for the first quarter of 2013. The decrease in Engineering and Construction revenues was primarily attributable to reduced work for AT&T as the Company’s Northeastern turf agreement winds down while it seeks to transition work to other customers, which was partially offset by increased systems integration revenue.

(Loss) from continuing operations for the first quarter of 2014 was $(19.6) million, or ($1.02) per basic and diluted share, compared with (loss) from continuing operations of $(7.0) million, or $(0.37) per basic and diluted share, for the first quarter of 2013. The increase in loss from continuing operations was primarily the result of lower gross profit and higher interest expense. The Company’s operating loss in the three months ended March 29, 2014 was positively impacted by declines in selling, general and administrative expenses, restructuring, restatement and investigation-related costs and depreciation and amortization expense, as compared to the three months ended March 30, 2013. Offsetting these items was a $5.3 million decline in gross profit in the first quarter of 2014 and the anticipated goodwill impairment charge of $10.1 million.

Net (loss) for the first quarter of 2014 was $(19.6) million, or $(1.02) per basic and diluted share, compared with a net (loss) of $(7.7) million, or $(0.40) per basic and diluted share, for the first quarter of 2013. The increase in net loss resulted from the increase in the loss from operations being only partially offset by a decline in the loss from discontinued operations.

Should the calculation of the goodwill impairment charge be revised, (loss) from continuing operations and net (loss) for the first quarter of 2014 will be revised accordingly.

Adjusted EBITDA(1) in the first quarter of 2014 decreased $2.6 million, or 41.3%, to $3.7 million, from $6.3 million for the first quarter of 2013. The decrease was caused by a decline of $5.3 million in gross profit, partially offset by a decrease in selling, general and administrative expenses of $2.7 million excluding the effect of stock-based compensation. Net loss excluding certain items(2) increased in the quarter ended March 29, 2014 to $(8.7) million, compared to $(5.3) million in the prior year period, primarily due to the Company’s higher loss from operations.

Andrew Herning, Chief Financial Officer, added, “While the first quarter was a challenging quarter operationally, we kept our expenses down, realizing a 22% decrease in SG&A expenses year-over-year. We remain focused on wireless customer diversification, generating positive cash flow to reduce our debt, maintaining and improving our liquidity and running our business in an efficient and cost effective manner.”

Updated Timing For Conference Call

The Company will delay its conference call to review the Company’s financial results, originally scheduled for Tuesday, May 13, 2014, until it files the Form 10-Q for the first quarter of 2014. It expects to hold the call promptly after the filing, and will provide updated information about the timing of the call, and how it can be accessed, as soon as practicable.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek’s website is: www.unitekglobalservices.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, and include without limitation statements regarding the projected growth of and developments in the Company’s business, enhancements to the Company’s brand and attractiveness to employees, the building of shareholder value, and the achievement of liquidity, revenue and growth objectives. These statements are subject to uncertainties and risks including, but not limited to, the Company’s ability to address issues arising from previously disclosed accounting-related matters, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers, and other risks contained in reports filed by the Company with the Securities and Exchange Commission, included in our Form 10-K for the year ended December 31, 2013. The words “may,” “could,” “should,” “would,” “believe,” “are confident,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aspire,” and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Non-GAAP Measures

(1) Adjusted EBITDA is a key indicator used by our management to evaluate operating performance of our continuing operations and to make decisions regarding compensation and other operational matters as well as by our investors and lenders in evaluating our performance. While Adjusted EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies or from required calculations pursuant to our loan agreements. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. Adjusted EBITDA is our EBITDA adjusted for discontinued operations, stock-based compensation and other unusual or non-recurring costs, including the costs associated with the restatements of our financial statements during 2013 and the costs associated with the investigation conducted by our Audit Committee beginning in 2013.

(2) Our management is using net loss excluding certain items as an indicator to evaluate the operating performance of the Company excluding the impact of various recent events. While net loss excluding certain items is not intended to replace any presentation included in the consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance by not giving effect to various recent events that have impacted our business. Specifically, these items are (i) loss from discontinued operations, (ii) restatement, investigation, restructuring and related costs and (iii), income related to contingent consideration.

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

Preliminary Consolidated Balance Sheets

		December
	March 29,	31,
(in thousands, except per share amounts)	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$721	$1,842
Restricted cash	12,754	—
Accounts receivable, net of allowances	72,980	73,358
Inventories	12,468	15,187
Prepaid insurance	8,985	6,599
Other current assets	3,091	4,108
Total current assets	110,999	101,094
Restricted cash	—	16,767
Property and equipment, net of accumulated depreciation of $51,090 and $49,189	12,838	14,912
Amortizable intangible assets, net	32,354	33,963
Goodwill	88,447	98,579
Other assets, net	4,968	5,233
Total assets	$249,606	$270,548

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$25,148	$7,502
Current portion of capital lease obligations	4,302	4,849
Accounts payable	30,291	23,906
Accrued insurance	17,111	17,719
Accrued compensation and benefits	4,111	7,965
Other current liabilities	14,811	17,296
Total current liabilities	95,774	79,237
Long-term debt, net of current portion	157,239	174,044
Long-term capital lease obligations, net of current portion	2,290	3,509
Other liabilities	2,029	2,299
Total liabilities	257,332	259,089

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred Stock, $0.00002 par value (20,000 shares authorized, no shares issued or outstanding)	—	—
Common Stock, $0.00002 par value (200,000 shares authorized, 19,227 and 19,039 issued and outstanding)	—	—
Additional paid-in capital	275,756	275,274
Accumulated other comprehensive income	47	89
Accumulated deficit	(283,529)	(263,904)
Total stockholders’ (deficit) equity	(7,726)	11,459
Total liabilities and stockholders’ (deficit) equity	$249,606	$270,548

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

Preliminary Unaudited Consolidated Statements of Comprehensive Income or Loss

	Three Months Ended
	March 29,	March 30,
(in thousands, except per share amounts)	2014	2013

Revenues	$88,600	$113,838
Cost of revenues	75,329	95,251
Gross profit	13,271	18,587
Selling, general and administrative expenses	10,219	13,138
Income expense related to contingent consideration	—	(114)
Restructuring, restatement and investigation related costs	871	1,877
Impairment charge	10,100
Depreciation and amortization	4,022	6,047
Operating loss	(11,941)	(2,361)
Interest expense	8,356	4,634
Other income, net	(612)	(12)
Loss from continuing operations before income taxes	(19,685)	(6,983)
Income tax (benefit) expense	(60)	60
Loss from continuing operations	(19,625)	(7,043)
Loss from discontinued operations	—	(621)
Net loss	$(19,625)	$(7,664)
Other comprehensive income or loss:
Foreign currency translation	(43)	17
Comprehensive loss	$(19,668)	$(7,647)

Net loss per share — basic and diluted:
Continuing operations	$(1.02)	$(0.37)
Discontinued operations		$(0.03)
Total	$(1.02)	$(0.40)

Weighted average shares of common stock outstanding — basic and diluted	19,218	18,935

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

Preliminary Unaudited Consolidated Statements of Cash Flows

	Three Months Ended
	March 29,	March 30,
(in thousands)	2014	2013
Cash flows from operating activities:
Net loss	$(19,625)	$(7,664)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for doubtful accounts	315	907
Depreciation and amortization	4,022	6,079
Impairment charge	10,100	—
Interest and fees added to debt principal	1,080	400
Amortization of deferred financing costs and debt discount	1,215	—
Income related to contingent consideration	—	(114)
Stock-based compensation	519	767
Gain on sale of property and equipment	(618)	(21)
Deferred income taxes, net	(61)	70
Changes in working capital:
Accounts receivable	64	15,522
Inventories	2,719	(1,771)
Prepaid expenses and other assets	(1,276)	988
Accounts payable and other liabilities	(774)	(8,563)
Net cash used in operating activities	(2,320)	6,600

Cash flows from investing activities:
Acquisition of property and equipment	(451)	(517)
Proceeds from sale of property and equipment	206	205
Net cash used in investing activities	(245)	(312)

Cash flows from financing activities:
Repayment of revolving credit facilities	(1,252)	(6,695)
Repayment of term loan facilities	—	(285)
Repayment of capital leases	(1,243)	(1,790)
Release of cash restricted by collateralized letters of credit	4,012	—
Other financing activities	(66)	—
Net cash (used in) provided by financing activities	1,451	(8,770)

Effect of exchange rate on cash and cash equivalents	(7)	79
Net decrease in cash and cash equivalents	(1,121)	(2,403)
Cash and cash equivalents at beginning of period	1,842	3,836
Cash and cash equivalents at end of period	$721	$1,433

Supplemental cash flow information:
Interest paid	$3,761	$3,472
Income taxes paid		310

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

Preliminary Unaudited Reconciliation of Net Loss to Non-GAAP Measurements

	Three Months Ended
	March 29,	March 30,
(in thousands)	2014	2013

Net loss	$(19,625)	$(7,664)
Loss from discontinued operations	—	621
Impairment charge	10,100	—
Restructuring, restatement and investigation related costs	871	1,877
Income related to contingent consideration	—	(114)
Net loss excluding certain items	(8,654)	(5,280)

Income tax (benefit) expense	(60)	60
Depreciation and amortization	4,022	6,047
Interest expense	8,356	4,634
Stock-based compensation	519	767
Transaction costs	122	80
Other expense, net	(612)	(12)
Adjusted EBITDA	$3,693	$6,296

CONTACT: The Piacente Group | Investor Relations

Matthew Abenante

(212) 481-2050

unitek@tpg-ir.com